Exhibit 5.2

Nelson

Mullins

Nelson Mullins Riley & Scarborough LLP

Attorneys and Counselors at Law

Atlantic Station / 201 17th Street, NW / Suite 1700 / Atlanta, GA 30363

Tel: 404.322.6000 Fax: 404.322.6085

www.nelsonmullins.com

September 18, 2013

Trans Union LLC

TransUnion Financing Corporation

555 West Adams Street

Chicago, Illinois 60661

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by Trans Union LLC, a Delaware limited liability company (“Trans Union LLC”) and TransUnion Financing Corporation, Inc., a Delaware corporation (“TransUnion Financing” and together with Trans Union LLC, the “Issuers”) with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Issuers’ 11.375% Senior Notes due 2018, Series B (the “Notes”) to be offered solely for market-making purposes by an affiliate of the Issuers. The Notes were issued pursuant to an indenture, dated as of June 15, 2010 (as amended by the First Supplemental Indenture dated February 27, 2012 and the Second Supplemental Indenture dated as of March 20, 2012, the “Indenture”), among the Issuers, the Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee. The Notes are fully and unconditionally guaranteed (the “Guarantees”) by TransUnion Corp., a Delaware corporation (“TransUnion Corp.”), which is the parent company of Trans Union LLC, Diversified Data Development Corporation, a California corporation (“Diversified Data”), TransUnion Healthcare LLC, a Delaware limited liability company (“TransUnion Healthcare”), TransUnion Interactive, Inc., a Delaware corporation (“TransUnion Interactive”), TransUnion Rental Screening Solutions, Inc., a Delaware corporation (“TransUnion Rental Screening”), TransUnion TeleData LLC, an Oregon limited liability company (“TransUnion TeleData”) and Visionary Systems, Inc., a Georgia corporation (the “Company”). Each of TransUnion Corp., Diversified Data, TransUnion Healthcare, TransUnion Interactive, TransUnion Rental Screening, TransUnion TeleData and the Company is a “Guarantor” and they are collectively the “Guarantors.”

We are acting as counsel for the Company in connection with the guarantee by the Company (the “VSI Guarantee”) of the Notes. This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the VSI Guarantee.

Trans Union LLC

TransUnion Financing Corporation

September 18, 2013

This opinion letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions (the “Interpretive Standards”) adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretive Standards are incorporated in this opinion letter by this reference. This letter may include statements duplicative of statements in the Interpretive Standards, but all of the Interpretive Standards are applicable to the opinions expressed in this letter notwithstanding any partial or selective duplication in this letter.

For the purposes of providing this opinion letter, we have examined copies of the following documents:

(a)	the Indenture, including the Guarantee provided within the Indenture; and

(b)	the form of the Notes.

In the capacity described above and except as noted below, we have made such investigations of law and have examined such certificates of public officials and officers of the Company and such other documents and records as we have deemed necessary for purposes of this opinion letter. As to certain factual matters relevant to this opinion letter, we have relied conclusively on statements and representations of officers of the Company and other representatives of the Company and its agents. Except to the extent expressly set forth herein, we have not independently established or verified any facts relevant to the opinion expressed herein, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by such independent verification.

In our examination, we have assumed the completeness and authenticity of any document submitted to us as an original, the completeness and conformity to the originals of any document submitted to us as a copy, the authenticity of the originals of such copies, the genuineness of all signatures, and the legal capacity and mental competence of natural persons.

The opinions set forth herein are limited to the Georgia Business Corporation Code. We express no opinion in this opinion letter regarding any other laws, statutes, regulations, or ordinances.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications, and limitations set forth in this opinion letter, we are of the opinion that:

1. The Company is a corporation and is validly existing and in good standing under the laws of the State of Georgia. The foregoing opinions are based solely on a Certificate of Existence from the Secretary of State of Georgia dated as of September 17, 2013. We have assumed that such certificate has remained accurate through the date hereof.

2. The Company has the corporate power to enter into the VSI Guarantee and perform its obligations thereunder.

3. The Company has duly authorized the execution and delivery of the VSI Guarantee and all performance by the Company thereunder and has duly executed the VSI Guarantee by executing the Indenture of which it is a part.

Trans Union LLC

TransUnion Financing Corporation

September 18, 2013

It is understood that this opinion letter is to be used only in connection with the offer and sale of the Notes while the Registration Statement is in effect. This opinion letter is limited to the matters stated herein, and no opinion may be implied or inferred beyond the opinion expressly stated. This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act, provided that Wilmer Cutler Pickering Hale and Dorr LLP may rely on this opinion in rendering its opinion to the Issuers relating to the enforceability of the VSI Guarantee. We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Validity of the Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Nelson Mullins Riley & Scarborough LLP

By:	/s/ Charles D. Vaughn
Charles D. Vaughn, a partner